Exhibit 99.1

CorMedix Inc. Reports second Quarter 2025 Financial Results and Provides Business Update

‒ Q2 2025 Net Revenue of $39.7mm; Net Income of $19.8mm; Adjusted EBITDA of $22.4mm ‒

‒ Company Announces Acquisition of Melinta Therapeutics ‒

‒ Conference Call Scheduled for Today at 8:30 a.m. Eastern Time ‒

Berkeley Heights, NJ – August 7, 2025 – CorMedix Inc. (Nasdaq: CRMD) today announced financial results for the second quarter and six months ended June 30, 2025 and provided an update on its business announcing the acquisition of Melinta Therapeutics LLC, with a target closing date as early as September 1, 2025.

Second Quarter and Six Months 2025 Financial Highlights

For the second quarter of 2025, CorMedix recorded $39.7 million in net revenue from sales of DefenCath, compared to $0.8 million for the same period last year, and recorded net income of $19.8 million, or $0.29 per share, compared with a net loss of $14.2 million, or $0.25 per share, in the second quarter of 2024, driven primarily by net sales of DefenCath during the period.

Operating expenses in the second quarter of 2025 were $18.3 million, compared with $15.6 million in the second quarter of 2024, an increase of approximately 18%.  The increase was driven primarily by an increase in G&A expense and R&D expense for the period. R&D expense in the second quarter of 2025 was $2.4 million, compared with $0.7 million for the same period in 2024, due to an increase in personnel and clinical trial services in support of the ongoing clinical programs. Selling and Marketing expense for the second quarter of 2025 amounted to $6.4 million, compared with $7.4 million in the second quarter of 2024, a decrease of 14% which was primarily due to increased marketing costs in the prior period related to the launch of DefenCath. General and administrative expense in the second quarter of 2025 amounted to $9.5 million, compared with $7.6 million in the second quarter of 2024, an increase of 25%. The increase was primarily driven by non-cash charges for stock-based compensation and costs related to business development.

For the six months ended June 30, 2025, the Company recorded $78.8 million in net revenue from the sales of DefenCath, compared to $0.8 million in net revenue for the same period last year, and recorded net income of $40.5 million, or $0.60 per share, during the first half of 2025, compared to a net loss of $28.6 million, or $0.50 per share, for the same period in 2024.

Operating expenses in the first half of 2025 were $35.7 million, compared to $31.5 million in the same period in 2024, an increase of approximately $4.2 million or 13%. This increase was primarily due to an increase in R&D expense and G&A expense, partially offset by a decrease in S&M expense related to the commercial launch activities of DefenCath.

The Company reported cash and short-term investments of $190.7 million as of June 30, 2025, excluding restricted cash. The Company believes that it has sufficient resources to fund operations for at least twelve months from the issuance of the Company’s Quarterly Report on Form 10-Q.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, August 7, 2025, at 8:30AM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Thursday, August 7th @ 8:30am ET

Domestic:	1-844-676-2922
International:	1-412-634-6840
Webcast:	Webcast Link

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of life-threatening conditions and diseases. The Company is focused on commercializing its lead product DefenCath® (taurolidine and heparin) which was approved by the FDA on November 15, 2023. CorMedix commercially launched DefenCath in inpatient settings in April 2024 and in outpatient settings in July 2024. CorMedix commenced clinical studies in adult Total Parenteral Nutrition (TPN) patients and pediatric hemodialysis (HD) patient populations in 2025 and also intends to develop DefenCath as a catheter lock solution for use in other therapeutic areas. For more information visit: www.cormedix.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange, as amended (the “Exchange Act”), that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “will,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions or variations intended to identify forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects should be considered forward-looking statements. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, and readers are directed to the Risk Factors identified in CorMedix’s filings with the SEC, including its most recent Annual Report on Form 10-K, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix and in the Quarterly Report on Form 10-Q for the quarter ended, on June 30, 2025. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and such forward-looking statements speak only as of the date of this press release. Investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Actual outcomes or results may differ from anticipated results, sometimes materially. Factors that could cause actual results to differ include, but are not limited to: the ultimate outcome of the acquisition of Melinta; the satisfaction of the conditions to the closing of the proposed transaction in a timely manner; the ability of the combined company to achieve the identified synergies; the ability to integrate the Melinta business into CorMedix and realize the anticipated strategic benefits of the transaction within the expected time-frames or at all; that such integration may be more difficult, time-consuming or costly than expected; that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers or suppliers) may be greater than expected following the proposed transaction or the public announcement of the proposed transaction; the retention of certain key employees of Melinta; the expected benefits and success of Melinta’s products and product candidates; potential litigation relating to the potential transaction that could be instituted against CorMedix or its directors; rating agency actions and CorMedix’s ability to access short- and long-term debt markets on a timely and affordable basis; general economic conditions that are less favorable than expected; geopolitical developments and additional changes in international trade policies and relations, including tariffs; and the ability of our products and product candidates to compete effectively against current and future competitors.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, which are intended as supplemental measures of the Company’s performance that are not required by or presented in accordance with GAAP. Management uses these non-GAAP measures internally to evaluate and manage the Company’s operations and to better understand its business because they facilitate a comparative assessment of the Company’s operating performance relative to its performance based on results calculated under GAAP. These non-GAAP measures also isolate the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance.

The Company believes that these non-GAAP measures also provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and operating results facilitates an evaluation of the financial performance of the Company and its operations on a consistent basis. Providing this information therefore allows investors to make independent assessments of the Company’s financial performance, results of operations and trends while viewing the information through the eyes of management.

These non-GAAP measures are subject to limitations. The non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies because other companies may not calculate one or more in the same manner. Additionally, the non-GAAP performance measures exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements; do not reflect changes in, or cash requirements for, working capital needs. Further, our historical adjusted results are not intended to project our adjusted results of operations or financial position for any future period. To compensate for these limitations, management presents and considers these non-GAAP measures in conjunction with the Company’s GAAP results; no non-GAAP measure should be considered in isolation from or as alternatives to any measure determined in accordance with GAAP. Readers should review the reconciliations included below, and should not rely on any single financial measure to evaluate the Company’s business.

Investor Contact:

Dan Ferry
Managing Director
LifeSci Advisors

daniel@lifesciadvisors.com
(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue
Revenue, net	$39,736,790	$806,119	$78,818,447	$806,119
Cost of revenues	(1,862,448)	(509,839)	(3,459,162)	(1,328,377)
Gross profit (loss)	37,874,342	296,280	75,359,285	(522,258)
Operating Expenses
Research and development	(2,442,709)	(650,988)	(5,635,149)	(1,488,432)
Selling and marketing	(6,384,072)	(7,386,841)	(10,857,913)	(13,724,061)
General and administrative	(9,504,056)	(7,559,277)	(19,197,437)	(16,270,310)
Total operating expenses	(18,330,837)	(15,597,106)	(35,690,499)	(31,482,803)
Income (Loss) from Operations	19,543,505	(15,300,826)	39,668,786	(32,005,061)
Other Income (Expense)
Total other income	805,983	1,149,337	1,324,600	1,992,679
Net Income (Loss) Before Income Taxes	20,349,488	(14,151,489)	40,993,386	(30,012,382)
Tax (expense) benefit	(521,507)	-	(521,507)	1,394,770
Net Income (Loss)	19,827,981	(14,151,489)	40,471,879	(28,617,612)
Other Comprehensive Income (Loss)
Total other comprehensive (loss) income	(5,121)	2,270	(11,211)	(8,377)
Other Comprehensive (Loss) Income	$19,822,860	$(14,149,219)	$40,460,668	$(28,625,989)
Net Income (Loss) Per Common Share – Basic	$0.29	$(0.25)	$0.60	$(0.50)
Net Income (Loss) Per Common Share – Diluted	$0.28	$(0.25)	$0.58	$(0.50)
Weighted Average Common Shares Outstanding – Basic	67,927,710	57,620,974	66,593,438	57,562,064
Weighted Average Common Shares Outstanding – Diluted	71,918,624	57,620,974	70,354,212	57,562,064

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	June 30,	December 31,
	2025	2024
	(Unaudited)	(Audited)

ASSETS
Cash, cash equivalents and restricted cash	$159,414,050	$40,756,138
Short-term investments	$31,402,850	$11,036,857
Trade receivables, net	42,911,634	51,653,583
Total Assets	$252,599,103	$118,845,673

Total Liabilities	$31,968,916	$34,188,723
Accumulated deficit	$(299,158,154)	$(339,630,033)
Total Stockholders’ Equity	$220,630,187	$84,656,950

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2025	2024

Cash Flows from Operating Activities:
Net income (loss)	$40,471,879	$(28,617,612)
Net cash provided by (used in) operating activities	49,728,317	(31,350,210)
Cash Flows Used in Investing Activities:
Net cash (used in) provided by investing activities	(20,406,596)	15,213,503
Cash Flows from Financing Activities:
Net cash provided by financing activities	89,335,134	959,467
Net Increase (Decrease) in Cash and Cash Equivalents	118,657,912	(15,178,133)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	40,756,138	43,823,192
Cash and Cash Equivalents and Restricted Cash - End of Period	$159,414,050	$28,645,059

CORMEDIX INC. AND SUBSIDIARIES

Non-GAAP Reconciliations

(Unaudited)

	For the Three Months Ended June 30,
	2025	2024
Net income (loss)	$19,827,981	$(14,151,489)
Adjusted to add (deduct):
Interest income, net	(822,278)	(650,810)
Provision for (benefit from) income taxes	521,507	-
Depreciation and amortization	162,941	76,898
EBITDA (Non-GAAP)	19,690,151	(14,725,401)
Adjusted to add (deduct):
Stock-based compensation expense	2,677,080	1,263,845
Other income	-	(500,000)
Adjusted EBITDA (Non-GAAP)	22,367,231	(13,961,556)